                                                                    EXHIBIT 11.1

                      POPE & TALBOT, INC. AND SUBSIDIARIES
                    Statement Showing Calculation of Average
                     Common Shares Outstanding and Earnings
                            Per Average Common Share
                  Years Ended December 31, 1999, 1998 and 1997

                                                          1999                  1998                   1997
                                                          ----                  ----                   ----
Weighted average number of
   common shares outstanding                            13,666,705            13,481,441             13,419,195

Application of the "treasury stock"
   method to the stock option plan                          82,654                   807                 42,257
                                                  ----------------       ---------------        ---------------
     Total common and common
       equivalent shares,
       assuming full dilution                           13,749,359            13,482,248             13,461,452
                                                  ================       ===============        ===============
Net income                                        $     14,421,000       $       342,000        $    10,020,000
                                                  ================       ===============        ===============
Net income per common share,
   assuming dilution                              $           1.05       $           .03        $           .75
                                                  ================       ===============        ===============



The computation of basic net income per common share is not included because the computation can be clearly determined from the material contained in this report.